[FirstSouth Letterhead]

April 2, 2007
Mr. Darrell Dubroc, President
Vanguard Synfuels, L.L.C.
429 Murray Street, Suite 700
Alexandria, Louisiana 71301

Re: Second Amendment to Loan Agreement

Gentlemen:

This confirms that the Loan Committee of First South Farm Credit, ACA ("First South") has approved the following amendments to the Loan Agreement between First South and Vanguard Synfbels, L.L.C. ("Vanguard"), dated January 12, 2006 (and as amended September 19,2006):

1.
The renewal of the existing $2,000,000 revolving line of credit, with the funds to be used for general operating purposes. The maturity date will be July 1,2009. Interest will be payable quarterly. Interest will be at prime + 100 basis points. The loan will carry an upfront fee of 25 basis points. The loan will also carry a 25 basis point unused fee, with this to be billed quarterly in arrears.

2.	Amend the working capital covenant to change the threshold level from $750,000 to $500,000.

3.	Amend the cash flow coverage ratio covenant, changing the required time frame from each fiscal year end to "Achieve by FYE 12/31/08 and maintain thereafter."

4.	Amend the events of default section to allow the company 15 days after written notice of default is given to cure the default.

5.	Add a covenant allowing the borrower to make inter-company advances and distributions to its affiliate, Allegro Biodiesel Corporation.

Vanguard must provide evidence that its title insurance policy will be increased from the current level of $3.5 million to the mortgage level of $7.0 million.

The above amendments will be set forth in a more formal Second Amendment to the Loan Agreement, but this letter is intended to be binding on both of us. Except as set forth above, the Loan Agreement, as amended, and each of the other Loan Documents shall otherwise remain in full force and effect in accordance with their respective terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

Please indicate your acceptance by signing below.

Yours sincerely, FIRST SOUTH FARM CREDIT, ACA

By:	/s/ John W. Hurt
John W. Hurt
Vice President

Agreed to and accepted:

VANGUARD SYNFUELS, L.L.C.

By: /s/ Darrell J. Dubroc

Darrell Dubroc
Chief Operating Officer

ALLEGRO BIODIESEL CORPORATION

By: /s/ W. Bruce Comer III

W. Bruce Comer III
Chief Executive Officer